UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 31, 2013

GLOBAL HEALTHCARE REIT, INC.

f/k/a Global Casinos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

       3050 Peachtree Road NW, Suite 355, Atlanta GA  30305

(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (404) 549-4293

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01 ITEM 3.02	ACQUISITION OF ASSETS UNREGISTERED SALE OF EQUITY SECURITIES

Acquisition of Warrenton Nursing Home

Effective December 31, 3013,  the Company consummated the purchase of the 110 bed Warrenton Nursing Home (“Warrenton”) located in Warrenton, Georgia. Warrenton was purchased by ATL/WARR, LLC, a single purpose Georgia limited liability company (“Warr LLC”) previously owned 95% by Christopher Brogdon and 5% by an unaffiliated investor.  Concurrently, Mr. Brogdon conveyed his 95% membership interest in Warr LLC to the Company for nominal consideration.

Warr LLC entered into a Purchase and Sale Agreement dated April 3, 2013,(the “PSA”) with Providence Health Care, Inc., as seller, covering the Warrenton facility.  The purchase price for Warrenton facility was $3.5 million,  of which $2.72 million was provided by a commercial senior bank loan, and approximately $984,500 was provided by the Company.

Pursuant to the PSA,  Warr LLC acquired (i) the land on which the facility is located, (ii) all buildings and other structures situated on or appurtenant to the land, (iii) all appliances, furniture, fixtures and equipment, and (iv) all transferable intangible assets and property related to the facility.

Warr LLC has assumed an operating lease (“Lease”) with a multi-unit skilled nursing home operator (“Operator”). The Operator (i) owns the facility records, residential agreements, resident trust funds and inventory (ii) is the licensed operator of the facility, and (iii) operates the facility as a skilled nursing facility.  The operating lease will expire in June 2016.

Neither Warr LLC nor the Company (i) owns a direct equity interest in the skilled nursing facility business operated by the Operator, (ii) is subject to a beneficial participating or residual interest in such business, or (iii) is entitled to participate in, or otherwise influence, any decision related to such business, except for customary provisions under the Lease with regard to the use, regulatory compliance, maintenance, alteration and preservation of the real property and FF&E.

First Closing of Private Offering

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by the Company, completed on December 31, 2013.

The Company commenced a private offering of its common stock, $0.05 par value (“Common Stock”) on December 4, 2013 (the “Offering”).  The Offering consists of up to 7.5 million shares of Common Stock being offered on a 2,250,000 share, all-or-none, minimum (“Minimum Offering”), 7,500,000 share maximum, best efforts, basis (“Maximum Offering”) at a private offering price of $0.75 per share.  Subscriptions for shares in the Offering were sold either for cash or in exchange for outstanding notes owed by the Company or an affiliate of the Company (the “Notes”).  The Company has also granted the Placement Agent with an over-allotment option covering an additional 1,500,000 shares of Common Stock.

1.

a.

On December 31, 2013, the Company completed the First Closing on the Minimum Offering, having sold an aggregate of 4,190,562 shares of Common Stock for gross proceeds of $3,142,912.  Of the total subscriptions, $465,000 in principal and $5,414 in accrued interest of Notes were exchanged for shares; and the balance of the subscriptions were paid in cash.  After deducting placement agent fees of $185,996, non-accountable expense allowance of $62,750 and expense reimbursements, the Company realized net proceeds of $2,409,834.77 from the First Closing.

b.

The Shares were acquired by forty-two (42) investors, each of whom qualified as an “accredited investor” within the meaning of Rule 501(c) of Regulation D. No “Covered Person” was a “Bad Actor” within the meaning of Rule 506(d) of Regulation D.   The Common Stock sold in the Offering is “restricted securities” under the Securities Act of 1933, as amended and the certificate evidencing same bears the Company’s customary restrictive legend.

c.

The Company paid a sales commission to two broker-dealers in the aggregate amount $185,995.50 and a non-accountable expense allowance of $62,750, resulting in net proceeds to the Company of $2,409,835. In addition, the Company granted to the Placement Agent Warrants equal to 10% of the number of shares sold in the Offering, exercisable for five years at an exercise price of $0.75 per share of Common Stock.

d.

The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that each accredited investor obtained all information regarding the Company that was requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

e.

See paragraph 1(a) above

f.

The net proceeds to the Company from the sale of Securities, after deducting the commission and expenses of the Offering, were $2,409,835.  Of that amount, approximately $984,500 was used to purchase a 95% membership interest in Warr LLC; and the balance will be used to reduce debt and for general working capital.

ITEM 9.01:       EXHIBITS

(a)

Financial Statements

None.  The Company has determined that the purchase of Warr LLC did not constitute the purchase of a “business” within the meaning of Rule 11-01(d) of Regulation S-X.

If the Company determines that financial statements of the operating lessee are required under the guidance of Financial Reporting Manual 2340,  such financial statements will be filed within 75 days of December 31, 2013 pursuant to Item 9.01(a)(4) of Form 8-K.

(b)

Pro Forma Financial Information

None

(c)

Exhibits

Item	Title
10.1	Membership Interest Purchase Agreement
10.2	Purchase and Sale Agreement with Providence Health Care, Inc.
10.3	First Amendment to Purchase and Sale Agreement
10.4	Third Amendment to Purchase and Sale Agreement

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc. (Registrant)

Dated: January 6, 2014	/s/ Christopher Brogdon Christopher Brogdon, President